Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2008, relating to the consolidated financial statements of PolyMedix, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of PolyMedix, Inc. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 10, 2009